Exhibit 99.1

Runway Growth Credit Fund Provides Second Quarter 2021 Portfolio Update

- $80.7 Million in Funded Loans

- Total Loan and Investment Originations Since Inception Grows To $1.1 Billion and $903.5 million in Funded Investments

WOODSIDE, CA, July 13, 2021—Runway Growth Credit Fund Inc. (the “Fund” or “Runway Growth”), a leading provider of growth loans to both venture and non-venture backed companies seeking an alternative to raising equity, provided an operational and portfolio update for the second quarter ended June 30, 2021.

“Investment activity continued to increase in the second quarter — we completed $80.7 million in loans and advances to new and existing portfolio companies. We are seeing strong interest in our life sciences vertical and rising demand for growth loans in the technology sector,” said Runway Growth CEO, David Spreng. “Our portfolio continued to expand with $548.5 million in loan principal outstanding to 23 companies across a well-diversified group of high-growth industries, primarily in North America."

Originations

Runway Growth funded eight loans during the second quarter ended June 30, 2021, including four investments in new portfolio companies, two new investments in existing portfolio companies, and two follow-on investments in existing portfolio companies, as follows:

●	$38 million senior secured term loan commitment to Marley Spoon AG (“Marley Spoon”), of which $17.6 million was funded at close. Marley Spoon was founded in 2014 and provides subscription-based meal kits under two brands: Marley Spoon and Dinnerly;
●	$35 million senior secured term loan commitment to SetPoint Medical Corp (“SetPoint”), $10 million of which was funded at close. Founded in 2006 and based in Valencia, CA, SetPoint is a medical device company that is developing implantable neuromodulation devices to treat chronic inflammatory diseases, including Rheumatoid Arthritis, Crohn’s disease, and Multiple Sclerosis;
●	$25 million senior secured term loan commitment to Dtex Systems, Inc., of which $10 million was funded at close. This facility was a refinance of the company’s previous $4.2 million outstanding senior secured term loan with Runway Growth;
●	$20 million senior secured term loan to Echo 360 Holdings, Inc., which was a refinance of the company’s previous $17 million senior secured term loan with Runway Growth;
●	$15 million senior secured term loan commitment to CrossRoads Extremity Systems (“CrossRoads”), $7.5 million of which was funded at close. Founded in 2014 and based in Memphis, TN, CrossRoads is a medical device company focused on developing and commercializing next-generation, minimally invasive foot and ankle implant systems and instruments;
●	$13.6 million new senior secured term loan commitment to Fidelis Cybersecurity (“Fidelis”), $12.6 million of which was funded at close. Founded in 2002, Fidelis is a cybersecurity company focused on threat detection, hunting, and targeted response of advanced threats and data breaches; and
●	$3 million additional funding to two existing portfolio companies.

Exhibit 99.1

Liquidity Events

During the second quarter ended June 30, 2021, Runway Growth experienced the following liquidity events totaling $83.5 million, including:

●	In April, Longtail Ad Solutions, Inc. d/b/a JW Player prepaid its outstanding principal balance of $31.9 million including interest and associated fees.
●	In April, Drop Inc. prepaid its outstanding principal balance of $21.7 million including interest and associated fees.
●	In May, in conjunction with its sale to Fidelis Cybersecurity, CloudPassage, Inc. prepaid its outstanding principal balance of $7.7 million including interest and associated fees.
●	In June, Dtex Systems, Inc. prepaid its outstanding principal balance of $4.7 million including interest and associated fees.
●	In June, Echo360, Inc. prepaid its outstanding principal balance of $17.5 million including interest and associated fees.

Further reflecting on the second quarter, Spreng added: “We are seeing robust activity in our markets served and expect loan demand to continue to grow throughout the year. We are effectively competing with attractive equity markets and aggressive private credit providers. Additionally, we are especially pleased to report that during the second quarter, our total originated commitments surpassed the $1.0 billion milestone in loan commitments originated since beginning operations in December 2016.” Spreng concluded: “We are actively seeking new investment opportunities and are engaging with entrepreneurs and sponsors to deliver new capital to support growth and help them achieve their goals.”

About Runway Growth Capital LLC and Runway Growth Credit Fund, Inc.

Runway Growth Capital LLC is the investment advisor to Runway Growth Credit Fund Inc., a lender of growth capital to companies seeking an alternative to raising equity. Led by industry veteran David Spreng, the Fund provides senior secured term loans of $10 million to $50 million and other senior debt obligations to fast-growing companies primarily based in the United States and Canada. The Fund is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. For more on the Fund and its manager, Runway Growth Capital LLC, please visit our website at www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Thomas B. Raterman, Chief Financial Officer, tr@runwaygrowth.com

Jay Kolbe, Co-Founder and Senior Managing Partner, Impact Partners jay@Impactpartnerspr.com